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CENDANT CORPORATION
Computation of Ratio of Earnings to Fixed Charges

                                   FOR THE NINE
                                   MONTHS ENDED                       FOR THE YEAR ENDED
                                  SEPTEMBER 30,  ----------------------------------------------------------
                                       1997         1996        1995       1994        1993         1992
                                 --------------- ------------  ---------- ----------  ---------- ----------
Income before income taxes,
 minority interest, and
 extraordinary loss.............    $  747,230     $  713,670   $503,332    $464,332   $365,930    $236,949
Plus: Fixed charges.............       300,697        345,421    295,214     238,610    217,431     239,343
Less: Capitalized interest......            --           (560)        --        (246)      (440)         --
                                 --------------- ------------  ---------- ----------  ---------- ----------
Eearnings available to cover
 fixed charges..................    $1,047,927     $1,058,531   $798,546    $702,696   $582,921   $ 476,292
                                 =============== ============  ========== ==========  ========== ==========
Fixed charges (1):
Interest including amortization
 of deferred loan costs.........    $  277,184     $  317,127   $273,174    $219,815   $198,847    $225,590
Capitalized interest............            --            560         --         246        440          --
Interest portion of rental
 payment........................        23,513         27,734     22,040      18,549     18,144      13,753
                                 --------------- ------------  ---------- ----------  ---------- ----------
     Total fixed charges........    $  300,697     $  345,421   $295,214    $238,610   $217,431    $239,343
                                 =============== ============  ========== ==========  ========== ==========
Ratio of earnings to fixed
 charges (1)....................         3.48x          3.06x      2.70x       2.94x      2.68x       1.99x
                                 =============== ============  ========== ==========  ========== ==========
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(1)  Earnings before fixed charges consist of income before income taxes and extraordinary loss plus fixed charges, less capitalized interest. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor
     (deemed to be one-third of operating lease rentals).